EXHIBIT 10.2

INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”), made and entered into as of the 5th day of March, 2015, by and between HDS International Corporation, a corporation organized under the laws of the State of Nevada, USA ("LICENSEE"), Paul Rauner, a natural person with home address at 9261 Old Bonhomme, Olivette, Missouri (“Mr. Rauner”) and Siren GPS Corporation, a corporation organized under the laws of the State of Delaware, USA ("LICENSOR") (each of LICENSOR, and LICENSEE a "Party," and collectively, the "Parties").

RECITALS

WHEREAS, LICENSOR is the owner of certain "Intellectual Property” as defined in Section 1 below, relating to the “Primary Fields”;

WHEREAS, Mr. Rauner originated the Intellectual Property and has assigned certain ownership associated with the Intellectual Property to SirenGPS, Inc. (LICENSOR) granting ownership and control to SirenGPS, Inc.

WHEREAS, LICENSOR desires to grant licenses under said Intellectual Property in return for valuable consideration;

WHEREAS, the Parties desire to have the Intellectual Property developed and utilized in the public interest;

WHEREAS, LICENSOR has the power and authority to grant to LICENSEE such exclusive license.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein the Parties agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1	"Effective Date" shall mean the date first written above.

1.2

"Primary Fields" shall mean the methods and areas of technology involving the methods and areas of technology involving design, development, commercialization, manufacture and sale of processes and systems relating to, among other things, emergency management, emergency communication, emergency response, enhanced emergency calling and related technology.

1.3	"Intellectual Property" shall mean and include:

(a)

any United States and foreign patents and patent applications (together, the “Patents”) as further described in Appendix A, any patents issued from such applications, and any divisional, continuation, continuation-in-part, reissue, re-examination, substitute and/or extension of the Patents as they arise; and

(b)

any copyrights, copyright applications, trademarks, trademark applications, Know-how, trade secrets, data and other information relating to the Primary Fields owned by LICENSOR as of the date first written above.

(c)	Software written to implement any of the Intellectual Property, as further described in sections 1.3(a) and 1.3(b).

1.4

A "Licensed Product" shall mean any material, composition, product, service or part thereof which (i) is covered in whole or in part by an issued, unexpired or pending claim contained in the Intellectual Property, (ii) is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Intellectual Property, or (iii) is otherwise derived from the Intellectual Property.

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1.5

A "Licensed Process" shall mean any process or method which (i) is covered in whole or in part by an issued, unexpired or pending claim contained in the Intellectual Property, or (ii) is otherwise derived from the Intellectual Property.

1.6

"Net Sales" shall mean LICENSEE's (and its sublicensees') billings for Licensed Products and Licensed Processes during a particular accounting period less the sum of (a) discounts allowed in amounts customary in the trade, (ii) sales taxes, tariff duties, and/or use taxes which are directly imposed and are with reference to particular sales, (iii) outbound transportation prepaid or allowed; and (iv) amounts allowed or credited on returns.

In the event that a Licensed Product is sold in combination with another product and/or service ("Combination Product"), Net Sales, for purposes of royalty payments on the Combination Product, shall be calculated by multiplying the sales price of the Combination Product by the fraction C/(C+D) where C is the fully allocated cost of the Licensed Product and D is the fully allocated cost of other components, such standard costs being determined using LICENSEE’s standard accounting procedures.

1.7	"Know-how" shall mean the ideas, methods, characterization and techniques developed by the LICENSOR before the Effective Date, which are necessary for practicing the Intellectual Property.

1.8

“Non-Royalty Sublicense Income” shall mean sublicense issue fees, sublicense maintenance fees, sublicense milestone payments, and similar non-royalty payments made by sublicensees to LICENSEE on account of sublicenses pursuant to this Agreement.

1.9	"Licensed Territory" shall mean the anywhere in the world.

1.10	“Change in Control” For purposes of this Agreement, unless the Board determines otherwise, a Change of Control of the Company shall be deemed to have occurred at such time as:

(a)

Change in Ownership. any unrelated third party person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the Company s outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of the Company or its subsidiaries; or

(b)	Sale. any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

(c)	Liquidation. a plan of liquidation of the Company or an agreement for the sale or liquidation of the Company is approved and completed; or

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2. LICENSE

2.1 Grant. LICENSOR hereby grants to LICENSEE, subject to the terms and conditions set forth in this Agreement, a license in the Licensed Territory to use the Intellectual Property to develop, make, use, market and sell Licensed Products and to practice Licensed Processes. LICENSOR shall have the authority to grant to third parties a further license under the Intellectual Property within the Licensed Territory during the term of this Agreement.

2.1.1 Non-Exclusive Initial License: The License granted under this Agreement shall be non-exclusive to LICENSEE subject to the funding requirements for exclusivity provided in paragraph 2.1.2 below.

2.1.2 Exclusive License: Provided that LICENSEE receives funding, through debt, equity or otherwise, of at least $600,000 within six months of the close of this Agreement, the License granted under this Agreement shall vest as exclusive to LICENSEE.

2.2 Improvements. All modifications, design changes, updates, or similar revisions in scope which relate to the Intellectual Property or any derivative of the Intellectual Property ("Improvements") made by LICENSEE shall be promptly disclosed to LICENSOR. All Improvements made by LICENSEE shall become the property of LICENSOR and shall be deemed to be included in the license granted to LICENSEE by this Agreement. LICENSEE agrees to provide reasonable cooperation in connection with perfection of rights in such Improvements, and to execute any and all documents necessary to perfect LICENSOR’s rights therein.

2.3 Sublicense. LICENSEE shall be permitted to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder with unrelated third parties; provided, however, that LICENSEE will notify LICENSOR of such sublicensing agreements and seek it’s consent, which LICENSOR shall not unreasonably withhold. Upon any such approval, all such sublicense agreements shall, among other things, provide that the obligations to LICENSOR of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement.

2.6 Ownership. The Parties acknowledge and agree that the Intellectual Property shall remain the sole property of LICENSOR throughout the term of this Agreement and after any termination or cancellation of this Agreement, except in the event of an Agreement that expressly transfers ownership of the Intellectual Property.

2.7 Costs. LICENSEE shall be solely responsible for the manufacture, production, marketing, sale and distribution of the Licensed Products and the practice of Licensed Processes, and shall be solely responsible for any and all costs associated therewith.

2.8 License Payments: , LICENSEE shall pay 7,500 monthly to LICENSOR for as long as it intends to retain the License granted under this agreement.

2.9 Strategic Expansion Agreement of HDSI: The close of the proposed Strategic Expansion Agreement for the transfer of control of HDSI to the SirenGPS shareholders under the management of Rauner is a condition precedent to this License Agreement. In the event that the Strategic Expansion Agreement is not effective and closed by the Closing Date, as defined in the Strategic Expansion Agreement, this Agreement shall be null and void.

3. REQUIREMENTS

3.1 Best Efforts. LICENSEE shall raise the requisite funding and use its best efforts to apply and practice Licensed Processes and to bring one or more Licensed Products to market through a thorough, vigorous, and diligent program for exploitation of the Intellectual Property to attain maximum commercialization of Licensed Products and Licensed Processes and shall thereafter continue such efforts throughout the life of this Agreement.

3.2 Milestones. LICENSEE shall adhere to the following milestones:

(a)

Progress Report. LICENSEE shall deliver to LICENSOR an annual progress report as to (i) LICENSEE's (and any sublicensee's) efforts and accomplishments during the preceding year in diligently commercializing the Licensed Products and Licensed Processes in the Licensed Territory, and (ii) LICENSEE's (and any sublicensee's) commercialization plans for the upcoming year.

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The annual report shall be due on or before each anniversary of the Effective Date. The report shall summarize in writing the progress for the activities described above. Licensee shall allow 1-3 paragraphs for each of the following:

1) Efforts. Activities currently under investigation, i.e., ongoing activities including objectives and parameters of such activities, when initiated, and projected date of completion.

2) Accomplishments. Activities completed since last report including the objectives and parameters of the development, when initiated, when completed and the results.

3) Commercialization plans. Activities to be undertaken before the next annual report including, but not limited to, the type and objective of any necessary efforts and their projected starting and completion dates.

4) Commercialization timeline. Estimated total time remaining before Licensed Products and Licensed Processes will be commercialized.

5) Changes to plan. Describe any changes to the initial commercialization plan with reasons for the change.

(b)

LICENSOR reserves the right to audit LICENSEE's records relating to the development of Licensed Products and Licensed Processes as required hereunder subject to the procedures and restrictions set forth for audit of the financial records of LICENSEE in Section 5.

3.3 General Performance Requirement. If LICENSEE fails to perform in accordance with Paragraphs 3.1 and 3.2 above, then LICENSOR shall have the right and option to either (a) terminate this Agreement pursuant to Paragraph 11.3 hereof or (b) change LICENSEE’s exclusive license to a nonexclusive license.

3.4 Performance Requirements within Licensed Territory. Beginning ten (10) years from the Effective Date of this Agreement, LICENSOR shall have the right at any time and from time to time, to terminate or limit the scope of the exclusive license granted herein with respect to any field of use or any national political jurisdiction in which LICENSEE fails to use its best efforts to commercialize the Intellectual Property. In order to limit the scope of the license pursuant to this Paragraph 3.4, LICENSOR shall provide LICENSEE with ninety (90) days' prior written notice specifying the field of use or geographic area in which it intends to terminate or limit the scope of the license of the Intellectual Property, and the license shall be terminated or limited in scope as specified in such notice unless LICENSEE provides reasonable evidence satisfactory to LICENSOR, within the said ninety-day period, that LICENSEE is exercising its best efforts to commercialize the Intellectual Property in the identified field of use or national political jurisdiction. As used herein, (i) "commercialize" means having Net Sales of Licensed Products or Licensed Processes in such jurisdiction; and (ii) "efforts to commercialize" means having Net Sales of Licensed Products or Licensed Processes or an effective, ongoing and active research, development, manufacturing, marketing or sales program as appropriate, directed toward obtaining regulatory approval, production or Net Sales of Licensed Products or Licensed Processes in any jurisdiction, and plans acceptable to LICENSOR, in its sole discretion, to commercialize licensed inventions in the jurisdiction(s) that LICENSOR intends to terminate or limit in scope.

4. ROYALTIES AND FEES

4.1 License Maintenance Fee. There shall be no License Maintenance Fee other than under 2.8 above.

4.2 Running Royalty. This Agreement has no running royalty rate and LICENSEE is not obligated to pay any royalty on Net Sales of Licensed Products, Licensed Processes or for Non-Royalty Sublicense Income.

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4.3 Patent Costs.

(a)

Reimbursement. LICENSEE shall reimburse LICENSOR for all future (on or after the Effective Date) costs, fees and expenses incurred in connection with the filing, prosecution and maintenance of the Intellectual Property. Such reimbursement shall be made within thirty (30) days of receipt of an itemized invoice from LICENSOR and shall bear interest, if overdue, at the rate specified in Paragraph 5.5.

(b)

Restriction of Rights for Non-payment. If LICENSEE elects not to support the expense of filing or prosecution of any patent application or to maintain any patent for any reason, it shall promptly notify LICENSOR of its decision and LICENSOR shall thereafter have the sole and exclusive right to undertake such filing, prosecution or maintenance at its own expense, and LICENSOR shall have the right to dispose of such patent applications or patents as it chooses and without further obligation to LICENSEE with respect to such patent applications or patents, and such patent applications or patents shall be removed from the scope of this Agreement.

4.4 Payments shall be paid in United States dollars at LICENSOR or at such other place as LICENSOR may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of fees hereunder, such conversion shall be made in using the exchange rate published in The Wall Street Journal on the last business day of the calendar month in which payment falls due (or the closest business day prior thereto on which such rate is published).

4.5 All payments due hereunder shall be paid in full without deduction of taxes or other fees, except those listed in Paragraph 1.6 above, which may be imposed by any government or governmental authority and all such governmental taxes and fees shall be paid by LICENSEE or sublicensees if any.

5. REPORTS AND RECORDS

5.1 Records. LICENSEE shall keep full, true, and accurate books of accounting containing all particulars that may be necessary for the purpose of showing the amounts payable to LICENSOR hereunder. Said books of account shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate division of LICENSEE. Said books and the supporting data shall be open at all reasonable times for five years following the end of the calendar year to which they pertain for the inspection of LICENSOR or its agents for the purpose of compliance in any respects with this Agreement. Should such inspection lead to the discovery of a ten percent (10%) or greater discrepancy in reporting, then LICENSEE shall pay the full cost of such inspection.

5.2 Quarterly Reports. After the first commercial sale of a Licensed Product, LICENSEE, within forty-five (45) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to LICENSOR true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees during the preceding three-month period under this Agreement. These reports shall include at least the following:

(a)	number of Licensed Products manufactured and sold;

(b)	total billings for Licensed Products sold;

(c)	total billings for Licensed Processes practiced;

(d)	sublicense income and details;

(e)	deductions applicable as provided in Paragraph 1.6;

(f)	names and addresses of all sublicensees of LICENSEE.

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5.4 Financial Statements. At LICENSOR’s request, on or before the sixtieth day following the close of LICENSEE's fiscal year, LICENSEE shall provide LICENSOR with a statement for the preceding fiscal year stating, at a minimum, the correctness of the reported billings of Licensed Products and Licensed Processes, and total fees paid to LICENSOR. Such statement shall be certified as correct by an officer of LICENSEE or by an independent auditor.

5.5 Interest Penalty. The license fees and reimbursements for patent-related expenses and the license fee set forth in this Agreement shall, if overdue, bear interest until payment in full at the monthly rate of one percent (1%) above the prime rate in effect at the Chase Manhattan Bank (N.A.) on the date that any royalty payment, license fee, or other reimbursement is due. The payment of such interest shall not foreclose LICENSOR from exercising any other rights it may have as a consequence of the lack of timely payment.

6. PATENT PROSECUTION

6.1 Provided that LICENSEE has reimbursed LICENSOR for Patent Costs pursuant to Section 4, LICENSOR shall diligently prosecute and maintain the United States and, if available, foreign patents, and applications in the Intellectual Property using counsel of its choice. Such counsel shall take instructions only from LICENSOR, and all patents and patent applications in the Intellectual Property shall be assigned solely to LICENSOR.

7. INFRINGEMENT

7.1 LICENSEE shall inform LICENSOR promptly in writing of any alleged infringement of the Intellectual Property by a third party and of any available evidence thereof.

7.2 During the term of this Agreement, LICENSOR shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Intellectual Property. If LICENSOR prosecutes any such infringement, LICENSEE agrees that LICENSOR may include LICENSEE as a co-plaintiff in any such suit, without expense to LICENSEE. The total cost of any such infringement action commenced or defended solely by LICENSOR shall be borne by LICENSOR, but LICENSOR shall keep any recovery or damages for past infringement derived from said suit, whether resulting from a judgment, settlement, or otherwise, as reimbursement for any and all expenses, costs, and efforts expended by LICENSOR in pursuit of the claim. The remainder, if any, shall then be divided between LICENSOR and LICENSEE in an equitable manner to allow LICENSEE to receive a portion of the income it would have received but for the infringement.

7.3 If within six (6) months after having been notified of any alleged infringement or such shorter time prescribed by law, LICENSOR shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSOR shall notify LICENSEE at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Intellectual Property, and LICENSEE may, for such purposes, use the name of LICENSOR as party plaintiff; provided however that such right to bring an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of LICENSOR, which consent shall not be unreasonably withheld. LICENSEE shall indemnify LICENSOR from and against all costs, expenses, judgments, or other adverse results that arise during or that result from such proceedings or the actions associated therewith.

7.4 In the event that a declaratory judgment action alleging invalidity or infringement of any of the Intellectual Property shall be brought against LICENSEE, LICENSOR, at its option, shall have the right, within thirty (30) days after notice of the commencement of such action, to intervene and take over the sole defense of the action at its own expense.

7.5 In any infringement suit as either Party may institute to enforce the Intellectual Property pursuant to this Agreement, the other Party hereto shall, at the request and expense of the Party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

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8. INDEMNIFICATION

8.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold LICENSOR, its officers, agents, employees, affiliates and assigns, both in their official and personal capacities, harmless against all claims and expenses, including legal expenses and reasonable attorney's fees, whether arising from a third party claim, whether resulting from LICENSOR's enforcing this indemnification clause against LICENSEE, or whether arising out of the death of or injury to any person or persons or out of any damage to property, and further against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the use of the Intellectual Property, the production, manufacture, sale, use, lease, consumption or marketing of Licensed Products or Licensed Processes, or arising from any obligation of LICENSOR or LICENSEE hereunder.

8.2 At LICENSOR’s request, LICENSEE shall obtain and carry in full force and effect liability insurance which shall protect LICENSEE and LICENSOR (including the other persons and entities identified in Paragraph 8.1) in regard to events covered by Paragraph 8.1 above. LICENSEE shall provide LICENSOR with a copy of the certificate of coverage evidencing compliance with the above requirements within thirty (30) days of the Effective Date of this Agreement and annually thereafter to evidence constant and continuous coverage during the life of this Agreement and thereafter for as long as liability exposure exists. Such insurance shall:

(a)	be written by an insurance company authorized to do business in the Licensed Territory;

(b)	be endorsed to also include product liability coverage;

(c)	provide and require thirty (30) days written notice to be given to LICENSOR prior to any cancellation or material change of the coverage;

(d)

include limits of coverage of not less than $1,000,000 per occurrence with an aggregate of $3,000,000 for personal injury or death, and $1,000,000 per occurrence with an aggregate of $3,000,000 for property damage.

8.3 LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED, TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, OR FOR THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER DISCOVERABLE OR NOT DISCOVERABLE. LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED IN CONNECTION WITH THE ABILITY TO OBTAIN REGULATORY APPROVALS OR ENVIRONMENTAL-BASED CLEARANCES TO DEVELOP, MAKE, USE AND SELL LICENSED PRODUCTS OR PRACTICE LICENSED PROCESSES. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY LICENSOR THAT THE PRACTICE BY LICENSEE OR SUBLICENSEE(S) OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. IN NO EVENT SHALL LICENSOR, IT’S OFFICERS, AGENTS OR EMPLOYEES THEREOF BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOSS OF PROFITS, REGARDLESS OF WHETHER LICENSOR SHALL BE ADVISED OF, SHALL OTHERWISE HAVE REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY THEREOF.

9. ASSIGNMENT

Neither this Agreement nor the rights granted hereunder shall be transferred or assigned in whole or in part by LICENSEE to any person or entity, whether voluntarily or involuntarily, by operation of law, or otherwise, without the prior written approval of LICENSOR in each instance. In the event of an attempted assignment of this Agreement without the prior written approval of LICENSOR, such attempted assignment shall be null and void and shall be of no effect. LICENSOR shall have the right, at its sole discretion, to terminate this Agreement after any such attempted assignment by LICENSEE. As a condition of such approval, LICENSEE shall provide LICENSOR with evidence to demonstrate that such transferee has or is likely to acquire capital and manpower resources sufficient to fulfill the obligations it is assuming hereunder. Upon completion of such transfer, thereafter the term “LICENSEE” as used herein shall refer to such transferee. If the transferee shall not have agreed in writing to be bound by the terms and conditions of this Agreement, or LICENSOR and such transferee do not agree upon new licensing terms and conditions, within sixty (60) days of close of such transfer of LICENSEE's business, LICENSOR shall have the right to terminate this Agreement.

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10. CONFIDENTIALITY

10.1 During the term, upon, and after the expiration or termination of this Agreement, the Parties shall keep all proprietary information within the scope of this Agreement confidential, including any and all proprietary and confidential information relating to the Intellectual Property, technical data, trade secret, Know-how or other confidential information disclosed by any party hereunder in writing, orally, or by drawing or other form and which shall be marked by the disclosing party as “Confidential” or “Proprietary”, or that by the nature of the circumstances surrounding disclosure ought reasonably to be treated as confidential (“Confidential Information”). Confidential Information shall include information relating to any Improvement.

11. TERMINATION

11.1 Change in Control or Cessation of Business. If LICENSEE shall cease to carry on its business, this Agreement shall terminate immediately, in which case all rights revert to LICENSOR, with no right of recovery, right of performance or right to ongoing use of any kind remaining in the LICENSEE. This shall not require dissolution of the LICENSEE to take effect. In the event of a Change in Control, this Agreement shall terminate immediately in the same manner as if the LICENSEE ceased to carry on its business, unless reaffirmed in writing by LICENSOR.

11.2 Non Payment. Should LICENSEE fail to make any payment when due, LICENSOR shall have the right to terminate this Agreement on thirty (30) days' notice. Upon the expiration of the thirty-day period, if LICENSEE shall not have paid such payment in full with any interest due thereon, the LICENSEE’s (and any sublicensees’) rights, privileges, and license granted hereunder shall automatically, and without any requirement for further action or notice from or by LICENSOR, terminate.

11.3 Material Breach. Upon any material breach or default of this Agreement by LICENSEE other than those occurrences set out in Paragraphs 11.1 and 11.2 above which shall always take precedence in that order over any material breach or default referred to in this Paragraph 11.3, including, but not limited to, breach or default under Paragraph 4.3, LICENSOR shall have the right to terminate this Agreement and the rights, privileges, and license granted hereunder on ninety (90) days' notice to LICENSEE. Such termination shall become effective unless LICENSEE shall have cured any such breach or default to the satisfaction of LICENSOR prior to the expiration of the ninety-day period.

11.4 Repetitive Non Payment. LICENSOR may terminate this Agreement upon the occurrence of the third separate failure by LICENSEE within any consecutive three-year period for failure to pay fees when due, regardless of LICENSEE's compliance with Paragraph 11.2 above.

11.5 Challenge of Validity. LICENSOR shall have the right to immediately terminate this license agreement in the event that LICENSEE challenges, directly or indirectly or at written urging of a third party on behalf of LICENSEE, whether as a claim, a cross-claim, counterclaim, or defense, the validity or enforceability of any of the licensed patents or Intellectual Property before any court, arbitrator, or other tribunal or administrative agency in any jurisdiction.

11.6 All amounts paid to date to LICENSOR by LICENSEE under this agreement shall be nonrefundable.

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12. PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

Any payment, notice, or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified, first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

LICENSOR:	SirenGPS, Inc
9272 Olive Road
St Louis, MO 63132

LICENSEE:	HDS International Corp.
10 Dorrance Street, Suite 700
Providence, RI 20903

13. MISCELLANEOUS

13.1 Governing Laws. This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of Missouri without regard to its choice of law or conflicts of law rules or principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted. LICENSEE hereby consents to adjudication of any dispute, including the validity of any patent licensed hereunder, between LICENSOR and LICENSEE by the judicial court system in the State of Missouri and further acknowledges jurisdiction of such disputes to be subject to the "long-arm statutory jurisdiction" of the Missouri court system.

13.2 Use of Names. LICENSEE shall not use the names, logos, trademarks, or any other mark or image considered by LICENSOR to be identified with or protected by LICENSOR, or those of any of the LICENSOR's employees or former employees, or any adaptation thereof, in any advertising, promotional or sales literature without the prior written consent of LICENSOR in each case, except that LICENSEE may state that it is licensed by LICENSOR under the patents and/or applications comprising the Intellectual Property identified in this Agreement.

13.3 Severability. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

13.4 Patent Marking. LICENSEE shall mark Licensed Products sold with all applicable identification numbers, when and where appropriate.

13.5 No Waiver. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

13.6 Term. This Agreement shall remain in full force and effect unless otherwise terminated as provided herein.

13.7 Export Controls. LICENSEE hereby agrees that it shall not sell, transfer, export or reexport any Licensed Products or related information in any form, or any direct products of such information, except in compliance with all applicable laws, including the export laws of U.S. government agencies and any regulations thereunder, and will not sell, transfer, export or reexport any such Licensed Products or information to any persons or any entities with regard to which there exist grounds to suspect or believe that they are violating such laws. LICENSEE shall be solely responsible for obtaining all licenses, permits or authorizations required from the U. S. and any other governmental entity for any such export or reexport. To the extent not inconsistent with this Agreement, LICENSOR agrees to provide LICENSEE with such assistance as it may reasonably request in obtaining such licenses, permits or authorizations.

13.8 Headings. The headings of the sections of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

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13.9 Entire Agreement. The Parties acknowledge that this Agreement together with any exhibits, schedules or other attachments specified herein, sets forth the entire Agreement and understanding of the Parties as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the Parties. Accordingly, this Agreement supersedes all prior agreements or understandings, written or oral, among the Parties.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused their duly authorized representatives to execute this document as of the Effective Date.

LICENSOR
SIREN GPS LLC

By:	/s/ Paul Rauner
Name:	Paul Rauner
Title:	President

LICENSEE
HDS INTERNATIONAL CORP.

By:	/s/ Tassos Recachinas
Name:	Tassos Recachinas
Title:	President & Chief Executive Officer

PAUL RAUNER
INDIVIDUALLY

By:	/s/ Paul Rauner
Name:	Paul Rauner
Title:	Patents and Patent Applications

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APPENDIX A

Patents and Patent Applications

LICENSOR owns, holds or otherwise controls numerous Patents, pending Patents and other Intellectual Property relating to the Primary Fields, which, among other things, cover methods and processes to:

1. A method of providing emergency messaging service to one or more users of one or mobile electrical devices, the method comprising:

using a first mobile electrical device to send an emergency trigger message, using the first mobile electrical device to send an emergency trigger message comprises:

receiving a location of the first mobile electrical device from a global positioning module, the global positioning module running on the first mobile electrical device;

receiving a first trigger message from a user of the first electrical device; and

wirelessly transmitting the first trigger message and the location of the first mobile electrical device to an emergency response module running on at least one second processor of a first server;

receiving the first emergency trigger message in emergency response module;

determining a first emergency response unit associated with the first location of the first mobile electrical device; and

transmitting the first emergency trigger message to the first emergency response unit associated with the location of the first mobile electrical device,

wherein:

the one or more users of the one or more mobile electrical device comprise the first user; and

the one or more mobile electrical device comprises the first mobile electrical device.

2. The method of claim 1, further comprising:

before using the first mobile electrical device to send the emergency trigger message, associating the first location of the first mobile electrical device with the first emergency response unit.

3. The method of claim 2, further comprising:

before using the first mobile electrical device to send the emergency trigger message, associating one or more second locations with one or more second emergency response units;

wherein:

the first location is different from the one or more second locations.

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4. The method of claim 1, further comprising:

associating the first location with the first emergency response unit comprises:

determining a first geographic area serviced by the first emergency response unit; and

associating the first geographic area with the first emergency response unit;

wherein:

the first geographic area comprises the first location.

5. The method of claim 1, further comprising:

after receiving the first emergency trigger message in the emergency response module, determining whether a live video feed exists for the first location.

6. The method of claim 5, further comprising:

providing access to the live video feed exists for the first location to the first emergency response unit when the live video feed exists for the first location.

7. The method of claim 1, further comprising:

after receiving the first emergency trigger message, determining whether a structure is located at the first location;

determining whether a schematic exist for the structure when the structure is located at the first location; and

providing access to the schematic of the structure to the first emergency response unit when the schematic exists for the structure.

8. The method of claim 7, further comprising:

providing information about a location of one or more person in the structure to the first emergency response unit when the structure is located at the first location.

9. The method of claim 8, further comprising:

providing information about the location of one or more person comprises:

determining a position of the one or more persons inside of the structure; and

providing a diagram of the structure to the first emergency response unit showing the position of the one or more persons inside the structure.

10. The method of claim 7, further comprising:

providing at least one of ingress, egress, or evacuation plans for the structure to the first emergency response unit.

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11. The method of claim 7, further comprising:

providing instructions to one or more target points within the structure to the first emergency response unit.

12. The method of claim 1, further comprising:

providing the emergency communications module to the one or more users of one or mobile electrical devices.

13. The method of claim 1, further comprising:

facilitating installation of the emergency communication module on the one or more mobile electrical devices.

14. The method of claim 1, further comprising:

receiving a second location of the first mobile electrical device in the emergency response module before using the mobile electrical device to send the emergency trigger message; and

storing the second location of the first mobile electrical device in a storage device.

15. The method of claim 1, wherein:

the first trigger message comprises a text message.

16. The method of claim 1, wherein:

the first trigger message comprises a telephone call.

17. An emergency messaging system configured to be used with the two or more mobile electrical devices, the emergency messaging system comprising:

a device communications module configured to run on at least one first processor and further configured to communicate with the two or more mobile electrical devices, the device communications module further configured to receive a first emergency trigger message from a user of a first one of the two or more mobile electrical devices, the first trigger message comprises a location of the first one of the two or more mobile electrical devices;

a determination module configured to run on the at least one first processor and further configured to use the location of the first one of the two or more mobile electrical devices to determine an appropriate emergency response unit to notify; and

a notification module configured to run on the at least one first processor and further configured to notify the appropriate emergency response unit of the first trigger message.

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18. The emergence messaging system of claim 17, further comprising:

an emergency communications module configured to run on at least one second processor and further configured to send a first emergency trigger message and first location information to the device communications module; and

a location determination module configured to run on the at least one second processor and further configured to determine the location information of the first one of the two or more mobile electrical devices and communicate the location information to the emergency communications module wherein:

a first mobile electrical devices comprise the emergency module and the at least one second processor.

19. The emergence messaging system of claim 17, further comprising:

an association module configured to run on the at least one first processor and further configured to associate one or more locations with one or more emergency response units;

the one or more locations comprise the location of the first one of the two or more mobile electrical devices; and

the one or more emergency response units comprise the first emergency response unit.

20. The emergence messaging system of claim 17, further comprising:

a video module configured to run on the at least one first processor and further configured to determine whether a live video feed exists for the first location and provide access to the live video feed to the first emergency response unit when the live video feed exists for the first location.

21. The emergence messaging system of claim 17, further comprising:

a structure module configured to run on the at least one first processor and further configured to:

determine whether the first location is a location of a structure;

determine whether a schematic exist for the structure when the first location is the location of the structure; and

provide access to the schematic of the structure to the first emergency response unit when the schematic exists for the structure.

22. The emergence messaging system of claim 21, further comprising the structure module is further configured to provide information about a position of one or more person in the structure to the first emergency response unit when the first location is the location of the structure.

23. The emergence messaging system of claim 17, wherein:

the first trigger message comprises a text message.

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24. The emergence messaging system of claim 17, wherein:

the first trigger message comprises a telephone call.

25. A method of responding to an emergency using an emergency response computer system, the emergency response computer system comprising at least one processing unit and an emergency response module, the method comprising:

receiving in the emergency response module one or more emergency trigger messages from one or more remote computing devices, the emergency response module running on the at least one processing unit;

using the emergency response module to process the one or more emergency trigger messages to determine an emergency level, wherein using the emergency response module to process the one or more emergency trigger messages comprises:

determining locations of at least a portion of the one or more remote computing devices;

analyzing the one or more emergency trigger messages to determine a content of the one or more emergency trigger messages;

determining a level of response to the one or more emergency trigger messages based upon the locations of the at least the portion of the one or more remote computing devices and the content of the one or more emergency trigger messages, the levels of response comprise a first level response and a second level response;

using the locations of the at least the portion of the one or more remote computing devices to determine a first response unit to notify; and

using the locations of the at least the portion of the one or more remote computing devices to determine a second response unit to notify when the level of response is the second level of response;

using the emergency response module to notify the first response unit when the level of response is the first level of response or the second level of response;

using the emergency response module to notify the second level response unit when the level of response is the second level of response;

receiving in the emergency response module instructions from the second response unit to notify a target group when the level of response is the second level of response; and

using the emergency response module to send a first emergency alert message to the target group when the level of response is the second level of response.

26. The method of claim 25, wherein:

receiving in the emergency response module the one or more emergency trigger messages comprises:

receiving in the emergency response module one or more text messages from the one or more remote computing devices; and

the one or more emergency trigger messages comprising the one or more text messages.

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27. The method of claim 25, wherein:

receiving in the emergency response module the one or more emergency trigger messages comprises:

receiving in the emergency response module one or more verbal communications from the one or more remote computing devices; and

using the emergency response module to convert the one or more verbal communications into text.

28. The method of claim 25, wherein:

analyzing the one or more emergency trigger messages comprises:

analyzing the one or more emergency trigger messages to determine if the one or more emergency trigger messages contain one or more predetermined trigger words.

29. The method of claim 28, wherein:

determining the level of response to the one or more emergency trigger messages comprises:

determining that the level of response is the second level response when a predetermined number of the one or more emergency trigger messages include the one or more predetermined trigger words.

30. The method of claim 29, wherein:

determining that the level of response is the second level response further comprises:

determining that the level of response is the second level response when the predetermined number of the one or more emergency trigger messages includes the one or more predetermined trigger words and when the one or more emergency trigger messages including the one or more predetermined trigger words were sent from places within a predetermined distance of each other.

31. The method of claim 29, wherein:

determining the level of response to the one or more emergency trigger messages comprises:

determining that the level of response is the first level response when the predetermined number of the one or more emergency trigger messages does not include the one or more predetermined trigger words.

32. The method of claim 25, wherein:

using the emergency response module to process the one or more emergency trigger messages further comprises:

requesting locations of one or more user computing devices when the level of response is the second level of response; and

receiving the locations from at least a first portion of the one or more user computing devices when the level of response is the second level of response;

the at least the portion of the one or more computing devices comprise the at least the first portion of the one or more user computing devices; and

the one or more remote computing devices comprise the one or more user computing devices.

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33. The method of claim 32, wherein:

using the emergency response module to process the one or more emergency trigger messages further comprises:

determining an approximate location of the emergency; and

determining which of the one or more user computing devices are within a first predetermined distance of the emergency;

using the emergency response module to send the first emergency alert message to the target group comprises:

using the emergency response module to send the first emergency alert message to a second portion of the one or more user computing devices that are within the first predetermined distance of the emergency; and

the target group comprises the second portion of the one or more user computing devices that are within the first predetermined distance of the emergency.

34. The method of claim 25, further comprising:

using the emergency response module to send a second emergency alert message to a second target group,

wherein:

using the emergency response module to process the one or more emergency trigger messages further comprises:

determining which of the one or more user computing devices are within a second predetermined distance of the emergency;

using the emergency response module to send the second emergency alert message to the second target group comprises:

using the emergency response module to send the second emergency alert message to a third portion of the one or more user computing devices that are within the second predetermined distance of the emergency;

the second target group comprises the third portion of the one or more user computing devices that are within the second predetermined distance of the emergency.

35. A method of responding to an emergency using a mobile electrical device, the mobile electrical device comprising at least one first processor and an emergency module, the method comprising:

receiving a first emergency trigger message in the emergency module from a user of the mobile electrical device, the emergency module running on the at least one first processor;

sending a second emergency trigger message to an emergency response computer system using the emergency module;

sending location information to the emergency response computer system using the emergency module;

receiving in the emergency module a request for updated location information from the emergency response computer system;

sending updated location information to the emergency response computing system using the emergency module; and

receiving in the emergency module a mass emergency message from the emergency response computer system.

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36. The method of claim 35, wherein:

sending the second emergency trigger message comprises:

sending a text message with one or more trigger words to the emergency response computer system using the emergency module.

37. The method of claim 35, wherein:

sending the location information to the emergency response computer system comprises:

using a positioning module in the mobile electrical device to determine the location of the mobile electrical device; and communicating the location information to the emergency response computer system using the emergency module.

38. The method of claim 35, wherein:

using the emergency module to monitor outgoing telephone calls from the mobile electrical device to determine if any outgoing telephone calls have been made to an emergency telephone number; and

if a telephone call has been made to the emergency telephone number within a predetermined time period, communicating to the emergency response computer system using the emergency module that the telephone call has been made to the emergency telephone number.

39. An emergency messaging system configured to be used with three or more first electrical devices, the emergency messaging system comprising:

a device communications module configured to run on at least one first processor and further configured to communicate with two or more sending electrical devices, the device communications module further configured to receive two or more emergency trigger messages from one or more users via the two or more sending electrical devices;

a processing module configured to run on the at least one first processor and further configured to process the two or more emergency trigger messages to determine an emergency level, the processing module comprises:

a location module configured to determine a location of at least a first portion of the two or more sending electrical devices; and

an analyzing module configured to analyze the two or more emergency trigger messages to determine a content of the two or more emergency trigger messages;

a response module configured to run on the at least one first processor and further configured to determine a level of response to the two or more emergency trigger messages based upon the location of at least the first portion of the two or more sending electrical devices and the content of the two or more emergency trigger messages, the levels of response comprise a first level response and a second level response;

a determination module configured to run on the at least one first processor and further configured to use the location of at least a second portion of the two or more sending electrical devices to determine an appropriate first response unit to notify, if any, and an appropriate second response unit to notify, if any; and

a notification module configured to run on the at least one first processor and further configured to notify the appropriate first response unit and the appropriate second response unit,

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wherein:

the three or more first electrical devices comprise the two or more sending electrical devices.

40. The emergence messaging system of claim 39, further comprising:

an emergency sending module configured to run on a second processor and further configured send a first one of the two or more emergency trigger messages and first location information to the device communications module, wherein:

a first one of the two or more sending electrical devices comprise the emergency module and the at least one second processor.

41. The emergence messaging system of claim 40, further comprising:

a location determination module configured to run on the at least one second processor and further configured to determine the location information of the first one of the two or more sending electrical devices and communicate the location information to the emergency sending module.

42. The emergence messaging system of claim 40, further comprising:

a monitoring system configured to run on the at least one second processor and further configured to monitoring outgoing telephone calls from the first one of the two or more sending electrical devices to determine if any outgoing telephone calls have been made to an emergency telephone number.

43. The emergence messaging system of claim 39, wherein:

the device communications module is further configured to receive text messages from the two or more sending electrical devices.

44. The emergence messaging system of claim 39, wherein:

the analyzing module is configured to analyze the two or more emergency trigger messages to determine if the two or more emergency trigger messages contain one or more predetermined trigger words.

45. A method for emergency messaging to a target group, the target group comprises two or more users, the method comprising:

receiving from the two or more using information regarding a portable communication device from each of the two or more users;

storing in one or more databases a profile for the portable communication devices associated with each of the two or more users;

selecting a first geographic area for emergency messaging;

receiving current location information from at least a first user of the two or more users;

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processing the current location information to identify one or more affected devices, the one or more affect devices comprise the portable communication devices of the two or more users within the first geographic area; and

transmitting an emergency message to the one or more affected devices to alert users of the one or more affected devices to an emergency in the first geographic area.

46. The method of claim 45, further comprising:

displaying on a display module a geographical representation of the current location information and the selected geographic area.

47. The method of claim 45, wherein the first geographic area is a university or college campus.

LICENSOR believes that its Patents and Intellectual Property can be applied to, among other things, commercially produce and market a variety of public safety and emergency management applications.

The specific patent numbers licensed are pending.